Exhibit 10.4

FACILITIES PORTFOLIO MANAGEMENT AGREEMENT

This FACILITIES PORTFOLIO MANAGEMENT AGREEMENT (this "Agreement") dated as of March 1, 2019 (the "Effective Date") by and among (i) NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"), (ii) the property owners (or holders of an interest in real property, as the case may be) listed as "Owners" on the signature page hereto (individually and collectively, "Owner" or "Owners"), (iii) the property owners (or holders of an interest in real property, as the case may be) listed as "Deferred Management Property Owners" on the signature page hereto (individually and collectively, the "Deferred Management Property Owner" or the "Deferred Management Property Owners"), (iv) Investment Real Estate Management, LLC, a Pennsylvania limited liability company ("Manager"), and (v) John H. Gilliland, an individual (together with such other Person(s) who may hereafter become a Key Person pursuant to the terms hereof, collectively, the "Key Persons", and together with Manager, collectively, the "Manager Parties"). Owners, the Deferred Management Property Owners, the Operating Partnership, Manager and the Key Persons are each referred to herein as a "Party", and collectively referred to as the "Parties".
RECITALS
A.The Operating Partnership is the operating partnership of National Storage Affiliates Trust, a Maryland real estate investment trust (the "REIT"), and owns an interest (whether directly or indirectly) in each Owner and each Deferred Management Property Owner.
B.Each Owner owns or leases the self-storage and/or mini-warehouse facilities listed alongside such Owner's name on Exhibit B-1 hereof (collectively, the "Properties" and each a "Property"). Each Deferred Management Property Owner owns or leases the self-storage and/or mini-warehouse facilities listed alongside such Deferred Management Property Owner's name on Exhibit B-2 hereof (collectively, the "Deferred Management Properties" and each a "Deferred Management Property"), which are each subject to an Existing Deferred Management Property Loan the terms of which do not permit the termination, modification or amendment of the applicable existing property management agreement without the consent of the applicable lender.
C.The Key Persons are principals of and/or key advisors to Manager.
D.Prior to the Effective Date, Manager was appointed by Owner and the Operating Partnership to manage one or more of the Properties (collectively, the "Early Contribution Properties") pursuant to the property management agreement listed on Schedule 1 hereof (the "Existing NSA Property Management Agreement").
E.On the Effective Date, Owner, the Operating Partnership and Manager desire to (i) replace the Existing NSA Property Management Agreement for each of the Early Contribution Properties with new asset management agreements in substantially the form of Exhibit D hereto, (ii) enter into new asset management agreements appointing Manager as the property manager for each of the remaining Properties in substantially the form of Exhibit D hereto, and (iii) enter into sales commission agreement with NSA TRS, LLC, a Delaware limited liability company ("NSA TRS"), a subsidiary of the Operating Partnership, appointing Manager as NSA TRS's sales representative for sales of merchandise at the Properties and the Deferred Management Properties in substantially the form of Exhibit F (the "Sales Commission Agreement").
F.Owner, the Operating Partnership and Manager also desire that, upon the applicable Loan Satisfaction Date, each Deferred Management Property shall be managed by Manager pursuant to an asset management agreement in substantially the form of Exhibit D hereto. Each asset management agreement entered into in accordance with the terms of this Agreement shall be referred to herein, individually, as an "NSA Asset Management Agreement", and collectively, as the "NSA Asset Management Agreements".
G.The Parties also desire to set forth their agreement as to various terms and conditions affecting the entire property portfolio of the Owners and the Deferred Management Property Owners, including, without limitation, compliance with certain income thresholds, termination rights, exclusivity, and additional property acquisitions, all as more particularly set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties agree as follows:
ARTICLE 1
DEFINED TERMS
The definitions set forth on Exhibit A hereof shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
ARTICLE 2

COMMENCEMENT AND TERMINATION DATES; NSA ASSET MANAGEMENT AGREEMENTS; DEFERRED MANAGEMENT PROPERTIES; KEY PERSONS; COVERED TERRITORY
2.1    Term. The initial term of this Agreement shall begin on the Effective Date and shall terminate on the date that is three (3) years after the Effective Date (the "Initial Term"), unless the Initial Term is sooner terminated pursuant to the terms and conditions of this Agreement. Upon expiration of the Initial Term, this Agreement shall automatically renew for continuous successive one (1) year terms unless (i) each of the Parties agree to terminate this Agreement by mutual written agreement or (ii) this Agreement is otherwise terminated pursuant to the terms and conditions hereof. The Initial Term and any successive renewal term thereafter shall be referred to herein as the "Term".
2.2    NSA Asset Management Agreements; Sales Commission Agreement.
(a)    On the Effective Date, the Parties shall enter into an NSA Asset Management Agreement for each of the Properties so that as of the Effective Date, (i) the Operating Partnership and each Owner, severally and not jointly, shall have appointed Manager as the asset manager for the applicable Owner's Property, and (ii) Manager shall have accepted such appointment thereunder.
(b)    Upon the expiration or earlier termination of any one NSA Asset Management Agreement, (i) the Operating Partnership shall amend, without further action or approval by any other Party hereto, Exhibit B-1, to exclude the property subject to such NSA Asset Management Agreement, (ii) the defined term "Properties" shall thereafter exclude the property subject to such NSA Asset Management Agreement; (iii) the defined term "Owner" shall thereafter be deemed amended to exclude the Owner of such Property, and (iv) such Owner shall no longer be deemed to be a party to this Agreement; provided, however, that upon the expiration or earlier termination of all of the NSA Asset Management Agreements, the provisions of Section 4.3 shall apply.

(c)    On the Effective Date, the Operating Partnership, NSA TRS, Manager, each Owner and each Deferred Management Property Owner shall also enter into the Sales Commission Agreement so that as of the Effective Date, (i) the Operating Partnership, NSA TRS, each Owner and each Deferred Management Property Owner shall have appointed Manager as NSA TRS's sales representative for the Properties and the Deferred Management Properties, and (ii) Manager shall have accepted such appointment thereunder.
2.3    Deferred Management Properties. Notwithstanding anything herein to the contrary (including the execution of this Agreement by the Deferred Management Property Owners), no NSA Asset Management Agreement shall be deemed effective as to any Deferred Management Property, and Manager shall not be deemed appointed as the property manager of any Deferred Management Property until the date on which the Existing Deferred Management Property Loan encumbering such Deferred Management Property is paid in full and the obligations thereunder are fully performed or otherwise satisfied (in each case, the "Loan Satisfaction Date"). Effective as of the applicable Loan Satisfaction Date for each Deferred Management Property, provided that this Agreement is still in effect, (A) the Operating Partnership shall amend, without further action by any other Party hereto, the following: (i) Exhibit B-1 to include such Deferred Management Property, and (ii) Exhibit B-2 to exclude such Deferred Management Property, (B) the defined term "Properties" shall be deemed amended to include such Deferred Management Property, (C) the defined term "Deferred Management Properties" shall be deemed amended to exclude such Deferred Management Property, (D) the defined term "Owner" shall be deemed amended to include the applicable Deferred Management Property Owner, (E) the defined term "Deferred Management Property Owner" shall be deemed amended to exclude the applicable Deferred Management Property Owner, and (F) Manager shall be deemed to have entered into an NSA Asset Management Agreement for such Deferred Management Property with the Operating Partnership and the applicable Deferred Management Property Owner, which the Operating Partnership shall execute on behalf of Manager pursuant the power of attorney set forth in Section 9.2 hereof.
2.4    Key Persons.
(a)    As of the Effective Date, John H. Gilliland shall be the only Key Person. At any time, and from time to time, during the Term, the Manager Parties may request, by written notice to the REIT's board of trustees, that (i) one or more Key Persons be replaced by one or more other individuals specified in such notice, or (ii) additional individuals specified in such notice be appointed as Key Persons in addition to the then-existing Key Persons. If the individual or individuals specified in any such request is or are approved by the REIT's board of trustees, the Operating Partnership shall so notify the Manager Parties in writing, which notice shall request that the applicable individual, or individuals so approved execute and deliver to the Operating Partnership a joinder to this Agreement in substantially the form of Exhibit C hereto (a "Key Person Joinder"). Following the execution of a Key Person Joinder, the Operating Partnership shall amend Exhibit A to the Operating Partnership's LPA to reflect the resulting ownership of the Class B OP Units. Upon the approval by the REIT's board of trustees of any one or more individuals as a Key Person and fulfillment of each of the requirements set forth in clauses (i) and (ii) above, each of the then-existing Key Person or Key Persons, as the case may be, and each individual having been approved by the REIT's board of trustees as a Key Person in accordance with this Section 2.4, shall thereafter be deemed to be "Key Persons" hereunder.
(b)    At all times during the Term, each Key Person shall remain active in and devote a sufficient portion of his or her business time to the business and affairs of the Manager with respect to the Properties and the Deferred Management Properties to operate the same in a manner consistent with past practice.

2.5    Covered Territory.
(a)    Modification of Exclusive Territory. The Exclusive Territory may be modified at any time, from time to time, and in any manner, by the Operating Partnership, if the Manager Parties fail to meet at least seventy-five percent (75%) of their aggregate property acquisition targets, as set forth in the Operating Partnership's operating budgets during the immediately preceding three (3) year period.
(b)    Modification of Shared Territory. The Shared Territory may be modified at any time, from time to time, and in any manner, by the Operating Partnership, subject to approval by a majority of the REIT's board of trustees including approval by a majority of the REIT's independent trustees.
(c)    Modification of Non-Exclusive Territory. The Non-Exclusive Territory may be modified (including, but not limited to the designation of all or any portion of the Non-Exclusive Territory as a Shared Territory or Exclusive Territory hereunder) at any time, from time to time, and in any manner by the Operating Partnership, subject to approval by a majority of the REIT's board of trustees, including approval by a majority of the REIT's independent trustees.
ARTICLE 3

SUPERVISORY AND ADMINISTRATIVE FEE TRUE-UP
3.1    Deferred Management Properties Credit. Notwithstanding anything to the contrary herein or in any NSA Asset Management Agreement or the Sales Commission Agreement, commencing on the Effective Date until the date that all Deferred Management Properties have become Properties pursuant to Section 2.3 above, at the end of each calendar quarter, the Operating Partnership and/or the Owners be granted a credit in the amount of the Deferred Management Property Credit against the next monthly payment (and any monthly payment thereafter) of the aggregate Supervisory and Administrative Fees due and payable to Manager under all of the NSA Asset Management Agreements for the Properties until such credit is satisfied in full, or if the Deferred Management Property Credit would take longer than two (2) months to satisfy in full, then upon demand of the Operating Partnership or the Owners, Manager shall promptly (but in no event longer than ten (10) business days) pay the unsatisfied portion of the Deferred Management Property Credit directly to the Operating Partnership. The term "Deferred Management Property Credit" shall mean, for each calendar quarter, the positive amount (if any) equal to (i) the aggregate amount of property management, supervisory and/or administrative fees, or the like, payable each month during such quarterly period to Manager or its Affiliates by the Operating Partnership or any of its Affiliates (including any Deferred Management Property Owner) with respect to Manager's services as manager of any Deferred Management Property pursuant to any property or asset management agreement other than an NSA Asset Management Agreement, less (ii) the sum of (x) the aggregate property management and/or administrative fees, or the like, which would have been payable each month during such quarterly period to Manager or its Affiliates with respect to Manager's services as manager of all such Deferred Management Properties if the management of all such Deferred Management Properties were subject to NSA Asset Management Agreements during such period and (y) the Sales Commission payable under the Sales Commission Agreement for each month during such quarterly period to Manager or its Affiliates with respect to Manager's services as NSA TRS's sales representative for all such Deferred Management Properties.
3.2    After-Acquired Property Credit. Notwithstanding anything to the contrary herein or in any NSA Asset Management Agreement, in the event that the Operating Partnership has not entered into an NSA Asset Management Agreement for any After-Acquired Property that becomes a Property pursuant to the terms hereof on the date of the acquisition thereof by the Operating Partnership or its Affiliate, then from and after the date of any such acquisition until the date on which the Operating Partnership, the entity owning or holding an interest in such After-Acquired Property and the Manager enter into an NSA Asset Management Agreement for applicable After-Acquired Property, at the end of each calendar quarter, the Operating Partnership and/or the Owners shall be granted a credit in the amount of the After-Acquired Property Credit against the next monthly payment (and any monthly payment thereafter) of the aggregate Supervisory and Administrative Fees due and payable to Manager under all of the NSA Asset Management Agreements for the Properties until such credit is satisfied in full, or if the After-Acquired Property Credit would take longer than two (2) months to satisfy in full, then upon demand of the Operating Partnership or the Owners, Manager shall promptly (but in no event longer than ten (10) business days) pay the unsatisfied portion of the After-Acquired Property Credit directly to the Operating Partnership. The term "After-Acquired Property Credit" shall mean, for each calendar quarter, the positive amount (if any) equal to (i) the aggregate amount of property management, supervisory and/or administrative fees, or the like, payable each month during such quarterly period to Manager or its Affiliates by the Operating Partnership or any of its Affiliates with respect to Manager's services as manager of any After-Acquired Property pursuant to any asset or property management agreement other than an NSA Asset Management Agreement, less (ii) the sum of (x) the aggregate property management and/or administrative fees, or the like, which would have been payable each month during such quarterly period to Manager or its Affiliates with respect to Manager's services as manager of all such After-Acquired Properties if the management of all such After-Acquired Properties were subject to NSA Asset Management Agreements during such period and (y) the Sales Commission payable under the Sales Commission Agreement for each month during such quarterly period to Manager or its Affiliates with respect to Manager's services as NSA TRS's sales representative for all such After-Acquired Properties.

ARTICLE 4

TERMINATION
4.1    Termination of the NSA Asset Management Agreements. Notwithstanding anything to the contrary in the NSA Asset Management Agreements, neither the Operating Partnership nor any Owner shall have the right to unilaterally terminate any NSA Asset Management Agreement or the Sales Commission Agreement except for the reasons set forth in this Agreement, in any of which cases Owner and/or Operating Partnership shall have the right, subject to any rights of the lender under any Loan Documents, to unilaterally terminate any or all of the NSA Asset Management Agreements and/or the Sales Commission Agreement without penalty upon thirty (30) days' prior written notice to Manager.
4.2    Termination upon Default continuing beyond Cure Period. If any Party (the "Defaulting Party") defaults in the performance of its obligations under this Agreement and fails to remedy such default within ten (10) days following written notice thereof (the "Cure Period") from any other Party (the "Non-Defaulting Party") pursuant to Article 7 hereof, the Non-Defaulting Party may terminate this Agreement immediately following the expiration of the Cure Period. Notwithstanding the foregoing, if any non-monetary default hereunder cannot practicably be remedied by the Defaulting Party within such ten (10) day period, then upon written notice thereof from the Defaulting Party to the Non-Defaulting Party, the Cure Period shall be extended for an amount of time reasonably necessary to remedy the applicable default; provided, however, that any such extension shall not exceed thirty (30) days. Notwithstanding anything herein to the contrary, (i) there shall be no cure period if any Manager Party misappropriates any funds of any Owner or has committed fraud, willful misconduct or gross negligence relating to this Agreement, any NSA Asset Management Agreement and/or any Property or Deferred Management Property, as the case may be; and (ii) there shall be no additional cure periods for any of the events described in Section 4.5 hereof, which provisions shall be limited to the cure periods expressly noted therein.

4.3    Termination upon Termination of NSA Asset Management Agreements. Without limiting any other provision of this Agreement, this Agreement shall terminate upon the termination or earlier expiration of all of the NSA Asset Management Agreements.
4.4    Termination following FCCR Non-Compliance. This Agreement shall terminate in accordance with Section 5.1(c) hereof in connection with FCCR Non-Compliance.
4.5    Termination upon Bankruptcy Event. Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically terminate, without notice, upon the occurrence of any of the following circumstances:
(a)    if Manager shall admit, in writing, that it is unable to pay its debts as same become due;
(b)    if Manager shall make an assignment for the benefit of creditors;
(c)    if Manager shall file a voluntary petition under Title 11 of the United States Code or if such petition is filed against it, and an order for relief is entered, or if Manager shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in or suffer the appointment of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Manager, or of all or any substantial part of its properties, or if Manager shall take any corporate action in furtherance of any action described in this Section 4.5(c);
(d)    if within sixty (60) days after the commencement of any proceeding against Manager seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed or stayed, or if, within ninety (90) days after the appointment, without the consent or acquiescence by Manager, of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Manager or of all or any substantial part of its properties or such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within sixty (60) days after the expiration of any such stay, such appointment shall not have been vacated; or
(e)    upon the dissolution or liquidation of Manager.
4.6    Termination for Breach of Certain Provisions. This Agreement may be terminated unilaterally by the Operating Partnership but with notice to Manager pursuant to Article 7 hereof, if (i) at any time during the Term, the Key Persons collectively cease to beneficially own (directly or indirectly) at least fifty percent (50%) of the ownership interest in Manager, (ii) at any time during the Term, no Key Person Controls Manager, (iii) any Manager Party fails to comply with any of the provisions of Article 8 hereof, or (iv) at any time during the Term, the Key Persons collectively cease to beneficially own (directly or indirectly) at least fifty percent (50%) of the aggregate outstanding Class B OP Units.
4.7    Termination by the Operating Partnership for Cause. This Agreement may be terminated by the Operating Partnership for Cause; provided, however, that the Operating Partnership Company shall not be permitted to terminate this Agreement for Cause except on written notice given to the Key Persons at any time within thirty (30) days following the occurrence of any of the events constituting such Cause (or, if later, the Operating Partnership's knowledge thereof). Notwithstanding anything herein to the contrary, this Agreement shall not be terminable by the Operating Partnership for Cause unless and until there shall have been delivered to the Manager Parties a copy of a resolution duly adopted by the affirmative vote of the REIT's board of trustees at a meeting of the REIT's board of trustees called and held for such purposes (after reasonable notice to the Manager Parties and an opportunity for the applicable Key Person, together with his or her counsel, to be heard before the REIT's board of trustees), finding that in the good faith determination of the REIT's board of trustees that the applicable Key Person has engaged in acts or omissions constituting Cause.
4.8    Transfer Upon Termination. Upon any termination in accordance with the provisions of this Article 4, within fifteen (15) days of the termination, each Manager Party (by the Operating Partnership on behalf of such Manager Party pursuant to the power of attorney set forth in Section 9.2 hereof), as applicable, and the Operating Partnership (or its designee) shall, for no consideration (except to the extent provided in Section 6.1(a)) execute an assignment and assumption agreement in substantially the form attached hereto as Exhibit E, pursuant to which each such Manager Party shall assign to the Operating Partnership (or its designee) their respective right, title and interest in and to all of such Manager Party's intellectual property then owned by or registered in the name of such Manager Party, including, without limitation, all trade names, and trademarks associated with such Manager Party, the Properties and/or the Deferred Management Properties. The Operating Partnership (or its designee) may thereafter enter into a new Facilities Portfolio Management Agreement and related NSA Asset Management Agreements with any other Person.
ARTICLE 5

ANNUAL FCCR ASSESSMENT; FINANCIAL REPORTING OBLIGATIONS
5.1    Annual FCCR Assessment.
(a)    The Operating Partnership, on behalf of Owner, will annually assess Actual FCCR, measured from the first day of the applicable calendar year through and including the last day of such calendar year, on or before January 31st of the following calendar year (the "Annual FCCR Assessment").
(b)    In the event that the Annual FCCR Assessment discloses Actual FCCR in respect of any calendar year to be less than the Compliance FCCR, the Operating Partnership, on behalf of Owner, shall have the right, in its sole and absolute discretion, to direct Manager to take any and all remedial actions specified by the Operating Partnership in order to improve the performance of the Properties and the Deferred Management Properties, which direction may be given on a property-by-property basis. Manager shall promptly and in good faith take all such actions as directed by the Operating Partnership.
(c)    The Operating Partnership shall have the right, in its sole and absolute discretion, to terminate this Agreement by written notice to the Parties, which notice shall specify the proposed termination date, if (i) Actual FCCR remains below the Compliance FCCR each year for more than two (2) consecutive calendar years or (ii) the Stable Cash Flow for any calendar year falls below a level that will enable the Operating Partnership to fund during such calendar year an amount equal to the sum of (x) the Facilities Portfolio Capital Contribution Return; (y) the aggregate amount of annual debt service payments allocated to the Properties and the Deferred Management Properties by the Operating Partnership (as contemplated by the Operating Partnership's LPA) during such calendar year; and (z) the aggregate amount of the general and administrative costs allocated by the Operating Partnership (as contemplated by the Operating Partnership's LPA) during such calendar year to the Properties and the Deferred Management Properties, which shall for purposes of this calculation be capped at one-quarter percent (0.25%) of the aggregate invested capital (including debt and equity) allocated to the Properties and the Deferred

Management Properties as determined by the Operating Partnership (the circumstances described in clauses (i) and (ii) of this sentence are each referred to herein as "FCCR Non-Compliance").
5.2    Financial Reporting Obligations. In the event that Manager fails to comply with its financial reporting obligations or other obligations pursuant to Article 4 and Section 8.6 of any NSA Asset Management Agreement, or with any similar obligations pursuant to any other asset or property management agreement with respect to any of the Deferred Management Properties, the Operating Partnership, on behalf of Owner, shall have the right, in its sole and absolute discretion, to take any and all remedial actions, or to direct Manager to take any and all remedial actions, as the Operating Partnership deems appropriate, which action or direction may be taken or given on a Property-by-Property basis, and in all cases at the sole expense of Manager. Manager shall promptly and in good faith take all such actions as directed by the Operating Partnership.
ARTICLE 6

MANAGER RETIREMENT; RESTRICTION ON MANAGER TRANSFERS
6.1    Manager Retirement Event.
(a)    Each of the following events occurring during the Term shall be deemed a "Retirement Event" hereunder: (i) at any time following the date that is (x) two (2) years after the date of the initial public offering of the REIT under the Securities Act of 1933, as amended (the "Initial Public Offering"), or (y) in the event that Manager and/or any of its Affiliates did not contribute any self-storage and/or mini-warehouse facilities or any interest therein (or any ownership interest in any entities holding an interest in any self-storage and/or mini-warehouse facilities) to the Operating Partnership (or any subsidiary thereof) prior to the Initial Public Offering, two (2) years after the date (the "Initial Contribution Date") on which Manager and/or any of its Affiliates first contributed one or more self-storage and/or mini-warehouse facilities or any interest therein (or any ownership interest in any entities holding an interest in any self-storage and/or mini-warehouse facilities) to the Operating Partnership (or any subsidiary thereof), if Manager shall provide at least one hundred eighty (180) days' prior written notice to Owner pursuant to Article 7 hereof, of its desire to terminate this Agreement, which notice shall specify the proposed termination date, or (ii) at any time during the Term, any Key Person dies or is otherwise legally incapacitated and (x) the remaining Key Persons (if any) and/or any Key Persons approved in accordance with Section 2.4(a) cease to own at least fifty percent (50%) of the aggregate outstanding Class B OP Units or (y) the remaining Key Persons (if any) and/or any Key Persons approved in accordance with Section 2.4(a) cease to own at least fifty percent (50%) of Manager, and in the case of either (x) or (y), such failure continues for one hundred eighty (180) days thereafter. The first to occur of (A) the date of Manager's proposed termination date pursuant to clause (i) above, and (B) the date on which any of the events set forth in clause (ii) above occurs, shall be referred to herein as the "Retirement Trigger Date". If a Retirement Trigger Date occurs, then:
(i)    within fifteen (15) days of the Retirement Trigger Date, each Manager Party (by the Operating Partnership on behalf of such Manager Party pursuant to the power of attorney set forth in Section 9.2 hereof), as applicable, and the Operating Partnership (or its designee) shall execute an assignment and assumption agreement in substantially the form attached hereto as Exhibit E, pursuant to which each such Manager Party shall assign their respective right, title and interest in and to (a) this Agreement, (b) each of the NSA Asset Management Agreements in effect as of the Retirement Trigger Date, and (c) all of such Manager Party's intellectual property then owned by or registered in the name of such Manager Party, including, without limitation, all trade names, and trademarks associated with such Manager Party, the Properties and/or the Deferred Management Properties; and

(ii)    within fifteen (15) days after the determination of the Retirement Fee in accordance with Section 6.1(b) and 6.1(c) below, the Operating Partnership shall pay to the Key Persons (or their respective designees), pro rata with their respective ownership interest in the Manager, an amount (the "Retirement Fee") equal to (x) the annual Normalized EBITDA of the Properties and the Deferred Management Properties (based on Manager's financial statements for the management of the Properties and the Deferred Management Properties for the applicable years) averaged over the eight (8) calendar quarters occurring immediately prior to the Retirement Trigger Date, as reasonably determined by the Operating Partnership (or if the Retirement Trigger Date occurs less than eight (8) calendar quarters following the later of (A) the Initial Public Offering and (B) the Initial Contribution Date, the annualized Normalized EBITDA of the Properties and the Deferred Management Properties (based on Manager's financial statements for the management of the Properties and the Deferred Management Properties for any applicable full calendar year (or any annualized partial calendar year) averaged over such annualized eight (8) calendar quarter period, as reasonably determined by the Operating Partnership), multiplied by (y) four (4).
(b)    Within thirty (30) days of the Retirement Trigger Date, the Operating Partnership shall provide the Manager Parties written notice setting forth its determination of the Retirement Fee and a reasonably detailed description of its calculation thereof. If Manager disagrees with the Operating Partnership's calculation of the Retirement Fee and the Operating Partnership and Manager are unable to reach an agreement as to the Retirement Fee within ten (10) days of the date of Operating Partnership's initial notice, then Manager shall independently make its own determination of the Retirement Fee within forty-five (45) days of the date of Operating Partnership's initial notice and submit such determination to the Operating Partnership. If Manager fails to timely object to the Operating Partnership's determination of the Retirement Fee in accordance with the preceding sentence, then the Operating Partnership's determination shall be deemed to be the Retirement Fee. If Manager has timely submitted its determination and the difference between the Operating Partnership's determination and Manager's determination does not exceed ten percent (10%) of the lower of such determinations, then the Retirement Fee shall be an amount equal to the average of both determinations. If the difference between the amounts of such determinations exceeds ten percent (10%) of the lower of such amounts, then the Operating Partnership and Manager shall jointly appoint a certified public accountant who is independent and unaffiliated with the Parties with at least ten (10) years of experience valuing businesses similar to the business of the Manager (an "Approved Accountant") within fifteen (15) days after the determinations have been exchanged by the Operating Partnership and Manager. If the Operating Partnership and Manager fail to appoint an Approved Accountant during such fifteen (15) day period, then either Party may request the American Arbitration Association or any successor organization thereto to appoint the Approved Accountant within fifteen (15) days after such request. If no such Approved Accountant shall have been appointed within such fifteen (15) day period, then the Operating Partnership and Manager may apply to any court having jurisdiction to have such appointment made by such court. The Approved Accountant shall, within ten (10) Business Days after receipt of the determinations of the Retirement Fee prepared by each of the Operating Partnership and Manager, be empowered only to select as the proper amount of the Retirement Fee whichever of the two determinations the Approved Accountant believes is the more accurate determination of the Retirement Fee. Without limiting the generality of the foregoing, in rendering its decision, the Approved Accountant shall not add to, subtract from or otherwise modify the provisions of this Agreement or the determinations provided by the Operating Partnership and Manager. The decision of the Approved Accountant shall be final and binding on the Parties. For the avoidance of doubt, in the event of a dispute pursuant to this Section 6.1(b), the non-prevailing Party shall reimburse the prevailing Party a reasonable sum for attorneys' fees actually incurred in connection with such dispute and the resolution thereof; provided, however, that the cost of the Approved Accountant shall be shared equally by the parties.

(c)    The Retirement Fee will be paid to Manager in Class A common units of limited partnership interest in the Operating Partnership ("Class A OP Units"). The number of Class A OP Units to which the Key Persons (or their respective designees) would be entitled pursuant to this Section 6.1(c) will be equal to (i) the Retirement Fee divided by (ii) the Value of a REIT Common Share as of the Retirement Trigger Date (rounded up to the next whole number of Class A OP Units in the event that the calculation of Class A OP Units equivalent to the Retirement Fee yields any fractional amount of Class A OP Units). Upon a Retirement Trigger Date, the Manager Parties and each of their respective Affiliates shall, subject to the terms and conditions set forth in the applicable Partnership Unit Designation, convert all of their Series MO Class B common units of limited partnership interest in the Operating Partnership ("Class B OP Units") into Class A OP Units in accordance with the Partnership Unit Designation relating to the Class B OP Units.
ARTICLE 7

NOTICES
All notices, requests, demands and other communications required to or permitted to be given to any Party under this Agreement shall be in writing, sent to the address or facsimile number set forth beneath its respective signature hereto, or to such other address or facsimile number as any such Party may designate as its new address for such purpose by notice given to the other Parties in accordance with the provisions of this Article 7, and shall be conclusively deemed to have been duly given (a) upon delivery if delivered by hand; (b) five (5) days after the same have been deposited in a United States post office via certified mail/return receipt requested; (c) the next Business Day after same have been deposited with a national overnight delivery service (e.g., Federal Express); or (d) when delivered by facsimile to the Parties.
ARTICLE 8

EXCLUSIVITY; NON-COMPETE; NON-SOLICITATION; ACQUISITION PIPELINE
8.1    Exclusivity.
(a)    In the event that the Operating Partnership, or any entity Controlled (whether directly or indirectly) by the Operating Partnership, as the case may be, enters into a purchase contract, contribution agreement, term sheet or offer for a ground lease, installment sales agreement or the like (any of the foregoing, a "Purchase Contract") contemplating the direct or indirect acquisition or Long-Term Lease of any After-Acquired Property located within the Covered Territory (including, without limitation, Controlled Properties and Non-Controlled Properties), the Operating Partnership shall provide written notice thereof (a "Management Opportunity Notice") to each Manager Party, which notice shall (i) reasonably identify the After-Acquired Property, (ii) identify the anticipated closing date or lease execution date, as applicable, under the applicable Purchase Contract (the "Purchase Closing Date"), (iii) identify each of (w) the purchase price or aggregate base rent during the lease term, as applicable, payable by the Operating Partnership (or the entity Controlled by the Operating Partnership, as the case may be) pursuant to the applicable Purchase Contract (the "Purchase Price"), (x) the amount and terms of any assumed debt being applied to the Purchase Price, (x) the terms and pro rata allocation of any other debt being applied to the Purchase Price, (y) the number of Class B OP Units that are, in the aggregate, determined by the Operating Partnership in its sole but reasonable discretion to be of equivalent value to such Purchase Price, and (z) the amount of the Required Capital Contribution, and (iv) offer Manager the opportunity (subject to Manager's compliance with its obligations under this Section 8.1, including, without limitation, payment of the Required Capital Contribution) to manage the After-Acquired Property.

(b)    Prior to the earlier of (i) fifteen (15) days following Manager's receipt of a Management Opportunity Notice pursuant to Section 8.1(a) or Section 8.1(f), as the case may be, and (ii) ten (10) days prior to the Purchase Closing Date set forth therein, Manager shall, at its option, provide the Operating Partnership with written notice of either (x) its election to manage the After-Acquired Property described in such Management Opportunity Notice pursuant to and in accordance with the terms of this Agreement and pursuant to an NSA Asset Management Agreement for the After-Acquired Property (a "Manager Confirmation Notice") or (y) its election to not manage such After-Acquired Property (a "Manager Rejection Notice"). The failure by Manager to timely provide written notice to the Operating Partnership pursuant to the preceding sentence shall be deemed an election by Manager not manage such After-Acquired Property.
(c)    If Manager timely provides a Manager Confirmation Notice pursuant to Section 8.1(b), then, upon the applicable Purchase Closing Date, provided that this Agreement is still in effect:
(i)    Manager and/or one or more of the Key Persons shall make the Required Capital Contribution to the Operating Partnership;
(ii)    provided that Manager has fully performed its obligations pursuant to clause (i) above, the Operating Partnership shall transfer to the Key Person or Key Persons, pro rata with their respective Required Capital Contribution, the number of Class B OP Units set forth in the applicable Management Opportunity Notice; and
(iii)    (A) the Operating Partnership shall amend, without any further action by any other Party, Exhibit B-1 to include such After-Acquired Property, (B) if not already a Party hereto, the entity owning or holding a direct interest in such After-Acquired Property shall be deemed to be a Party to this Agreement, as an "Owner", (C) the defined term "Owner" shall be deemed to include the entity owning or holding a direct interest in such After-Acquired Property, (D) the defined term "Properties" shall be deemed to include such After-Acquired Property, and (E) Manager shall be deemed to have entered into an NSA Asset Management Agreement for such After-Acquired Property with the Operating Partnership and the entity owning or holding a direct interest in such After-Acquired Property, by the Operating Partnership on behalf of Manager pursuant the power of attorney set forth in Section 9.2 hereof.
(d)    Upon receipt by the Operating Partnership of a Manager Rejection Notice or upon Manager's failure to timely comply with its obligations pursuant to this Section 8.1, Manager shall have no further rights with respect to the After-Acquired Property described in the relevant Management Opportunity Notice, and the Operating Partnership shall be free to enter into an alternative management arrangement with any other property manager.
(e)    The obligation of the Operating Partnership to provide any Management Opportunity Notice to Manager, and the rights of Manager pursuant to Section 8.1(a) hereof, shall terminate and be of no further force and effect from and after the occurrence of any of the following: (i) if any of the Manager Parties is in default of any of their respective obligations under this Agreement, (ii) upon the expiration or earlier termination of this Agreement, (iii) upon any FCCR Non-Compliance, (iv) at any time on or after a Retirement Trigger Date, or (v) if the Manager Parties fail to meet at least seventy-five percent (75%) of their aggregate property acquisition targets, as set forth in the Operating Partnership's operating budgets during the immediately preceding three (3) year period, tested on an annual basis.
(f)    Notwithstanding anything to the contrary in this Section 8.1, if the opportunity to purchase any After-Acquired Property within the Shared Territory is first brought to the Operating Partnership by any Person which is not a Manager Party under this Agreement, then (i) if such Person has rights under another Facilities Portfolio Management Agreement with respect to the portion of the Shared Territory in which the applicable After-Acquired Property is located, the Operating Partnership shall provide a Management Opportunity Notice with respect to such After-Acquired Property to such other Person, or (ii) if such Person does not have rights under another Facilities Portfolio Management Agreement with respect to the portion of the Shared Territory in which the applicable After-Acquired Property is located (any such Person, a "Sharing PRO"), the Operating Partnership shall provide a Management Opportunity Notice with respect to such After-Acquired Property to Manager or to any Sharing PRO (which determination shall be made at the discretion of the Operating Partnership), and in either such case, the Operating Partnership shall be free to enter into an asset management arrangement with the Manager or any such Sharing PRO, as the case may be, in substantially the form of an NSA Asset Management Agreement with respect to the applicable After-Acquired Property. In the case of clause (ii) above, if the Operating Partnership elects to deliver a Management Opportunity Notice to a Sharing PRO, and such Sharing PRO delivers a Management Rejection Notice (as defined in the Facilities Portfolio Management Agreement to which such Sharing PRO is a party) or fails to act within the prescribed period under the Facilities Portfolio Management Agreement to which such Sharing PRO is a party, then the provisions of clause (ii) above shall again apply until the earlier of (x) such time as Manager has delivered a Management Rejection Notice or fails to act within the prescribed period hereunder and each Sharing PRO has delivered a Management Rejection Notice (as defined in the Facilities Portfolio Management Agreement to which such Sharing PRO is a party) or fails to act within the prescribed period under the Facilities Portfolio Management Agreement to which such Sharing PRO is a party, or (y) the date on which any of the foregoing have delivered a Manager Confirmation Notice (as defined hereunder or in the applicable Facilities Portfolio Management Agreement, as the case may be) in accordance with the terms hereof or of the applicable Facilities Portfolio Management Agreement, as the case may be.
(g)    In the event that additional properties (including, without limitation, Deferred Management Properties and/or After-Acquired Properties) become subject to this Agreement in accordance with the terms hereof, Manager may apply to the Operating Partnership for an adjustment to MCFCCR no more than once per year. Any such adjustments shall be made in accordance with the Operating Partnership's FCCR Matrix in place at the time of the request.
8.2    Non-Compete. Except as provided herein, from and after the Effective Date, each of the Manager Parties shall not, and it shall cause its Affiliates to not, enter into any new agreements or arrangements for the management of self-storage and/or mini-warehouse facilities within any Covered Territory (as such term is defined both herein and in each other Facilities Portfolio Management Agreement) without the Operating Partnership's prior written consent, which consent may be withheld in the Operating Partnership's sole and absolute discretion. The provisions of this Section 8.2 shall survive the expiration or earlier termination of this Agreement for a period of three (3) years.
8.3    Non-Solicitation. Upon the termination or earlier expiration of this Agreement, no Manager Party, shall, individually or through an agent, directly or indirectly, as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, partner, member or Affiliate: (a) solicit any customer or tenant of the Operating Partnership or any of its subsidiaries and/or Affiliates for products or services that are competitive with the business of the Operating Partnership and/or any of its subsidiaries and/or Affiliates (provided that the foregoing shall not prohibit non-targeted mass-mailings) or (b) offer employment to or hire any person who is, or has been at any time during the twelve (12) months immediately preceding expiration or earlier termination of this Agreement, employed by the Operating Partnership or any of its subsidiaries and/or Affiliates. The provisions of this Section 8.3 shall survive the expiration or earlier termination of this Agreement for a period of eighteen (18) months.

8.4    Controlled Properties Option.
(a)    (i)    Each Manager Party hereby covenants that, from and after the Effective Date, such Manager Party shall not (A) cause or permit a voluntary sale, conveyance, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, and whether or not for consideration or of record) any Controlled Property, any legal or beneficial interest therein, or any part thereof (any such transaction, a "Controlled Property Transaction") or (B) solicit, initiate, cause or facilitate the making of (or engage in or otherwise participate in discussions or negotiations with any Person with respect to) any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Controlled Property Transaction, without first delivering written notice (each, a "Controlled Property Notice") to the Operating Partnership of such anticipated Controlled Property Transaction, which Controlled Property Notice shall (i) be given no less than the earlier of (x) forty-five (45) days prior to the date on which such Controlled Property Transaction is scheduled to close and (y) within five (5) Business Days of the date any Manager Party has knowledge of or has determined that it desires to enter into an anticipated Controlled Property Transaction, and (ii) offer such Controlled Property for sale to the Operating Partnership pursuant to the terms of and for a purchase price determined in accordance with this Section 8.4, the terms of any third-party offer with respect to such Controlled Property notwithstanding. In addition, no less than forty-five (45) days prior to the scheduled payoff date for any outstanding indebtedness encumbering a Controlled Property, such Manager Party will deliver a written notice (a "Debt Maturity Notice") to the Operating Partnership, which Debt Maturity Notice shall indicate (i) the date of such scheduled payoff date, (ii) the weighted average monthly Economic Occupancy of such Controlled Property based on the twelve (12) month period prior to the date of the Debt Maturity Notice (or, if such Controlled Property has not been open for business during the twelve (12) month period prior to the date of the Debt Maturity Notice, for the longest number of months prior to the date of the Debt Maturity Notice for which such information is reasonably available), and (iii) the weighted average daily Physical Occupancy of such Controlled Property for the thirty (30) day period prior to the date of the Debt Maturity Notice. If the Operating Partnership determines that the applicable Controlled Properties have both Economic Occupancy and Physical Occupancy consistent with or exceeding local market levels for self-storage and/or mini-warehouse facilities for such periods, then the Operating Partnership shall so notify the applicable Manager Parties pursuant to a written notice in accordance with the provisions of Section 8.4(b) below.
(ii)    In addition, no less than forty-five (45) days after the end of each calendar year, such Manager Party will deliver a written notice (an "Occupancy Report") to the Operating Partnership with respect to any Controlled Property which is not encumbered by any outstanding indebtedness, which Occupancy Report shall indicate (i) the weighted average monthly Economic Occupancy of such Controlled Property based on the twelve (12) month period prior to the end of such calendar year (or, if such Controlled Property has not been open for business during the twelve (12) month period prior to the date of the Occupancy Report, for the longest number of months prior to the date of the Occupancy Report for which such information is reasonably available), and (ii) the weighted average daily Physical Occupancy of such Controlled Property for the thirty (30) day period prior to the date of the Occupancy Report. If the Operating Partnership determines that the applicable Controlled Properties have both Economic Occupancy and Physical Occupancy consistent with or exceeding local market levels for self-storage and/or mini-warehouse facilities for such periods, then the Operating Partnership shall so notify the applicable Manager Parties pursuant to a written notice in accordance with the provisions of Section 8.4(b) below.
(b)    Within five (5) days of receipt of a Controlled Property Notice, if and to the extent required pursuant to Section 8.4(a)(i) above, a Debt Maturity Notice, or, at the option of the Operating Partnership, any Occupancy Report, the Operating Partnership shall provide the Manager Parties with a written notice specifying (i) the Operating Partnership's determination of the value of the applicable

Controlled Property as determined in accordance with the Cap Rate Matrix (the "Controlled Property Purchase Price"), together with a reasonably detailed description of its calculation thereof, and (ii) the number of Class A OP Units and Class B OP Units determined by the Operating Partnership in its sole discretion to be of equivalent value to the equity component of such Controlled Property Purchase Price. If the Manager Parties disagree with the Operating Partnership's determination of the Controlled Property Purchase Price for the applicable Controlled Property, it shall so notify the Operating Partnership in writing within two (2) days of receipt of the Operating Partnership's initial notice. If the Operating Partnership and the Manager Parties are unable to reach an agreement as to the Controlled Property Purchase Price within five (5) days of the date of Operating Partnership's initial notice, then the Operating Partnership and the Manager Parties shall jointly appoint a certified real estate appraiser who is independent and unaffiliated with the Parties with at least ten (10) years of experience appraising commercial real estate similar to the applicable Controlled Property (an "Appraiser") to independently prepare its own determination of the purchase price for the applicable Controlled Property in accordance with the Cap Rate Matrix. If the Operating Partnership and the Manager Parties fail to appoint an Appraiser during such five (5) day period, then either such Party may request the American Arbitration Association or any successor organization thereto to appoint the Appraiser within ten (10) days after such request. If no such Appraiser shall have been appointed within such ten (10) day period, then the Operating Partnership and the Manager Parties may apply to any court having jurisdiction to have such appointment made by such court. The Appraiser shall, within ten (10) Business Days after being appointed in accordance with this Section 8.4(b), submit its determination of the purchase price for the applicable Controlled Property, which determination shall be prepared on the basis of a "one-off" sale of the Controlled Property in exchange for immediately available funds. If the Manager Parties timely object to the Operating Partnership's initial determination and the difference between the higher amount of the Operating Partnership's determination and the Appraiser's determination does not exceed two percent (2%) of the Operating Partnership's determination, then the Operating Partnership's determination shall be deemed to be the Controlled Property Purchase Price for the applicable Controlled Property. If the Manager Parties have timely objected to the Operating Partnership's initial determination and the difference between the Manager Parties' determination and the Appraiser's determination exceeds two percent (2%) of the Operating Partnership's determination, then the Appraiser's determination shall be deemed to be the Controlled Property Purchase Price for the applicable Controlled Property. For the avoidance of doubt, in the event of any dispute pursuant to this Section 8.4(b), the non-prevailing Party shall reimburse the prevailing Party a reasonable sum for attorneys' fees actually incurred in connection with such dispute and the resolution thereof; provided, however, that the cost of the Appraiser shall be shared equally by the parties.
(c)    At any time within thirty (30) days of the final determination of the Controlled Property Purchase Price in accordance with Section 8.4(b), the Operating Partnership (or its designee) shall have the option, in its sole and absolute discretion, to acquire such Controlled Property (or all of the applicable Manager Party's interest therein) for an amount equal to the applicable Controlled Property Purchase Price, as finally determined in accordance with Section 8.4(b). Such option shall be exercisable by written notice to each Manager Party during such thirty (30) day period, which written notice shall specify (i) the Controlled Property Purchase Price, as finally determined in accordance with Section 8.4(b) and (ii) the number of Class A OP Units and Class B OP Units to be issued in connection with the acquisition of the applicable Controlled Property. If the Operating Partnership fails to timely exercise such option, it shall have no further rights with respect to the applicable Controlled Property, and the Manager Parties shall be free to enter into any Controlled Property Transaction with respect to such Controlled Property, without further obligation to comply with the provisions of this Section 8.4 for the applicable Controlled Property.
8.5    Non-Controlled Properties. Promptly following the date on which any Manager Party becomes aware that holders of a Controlling interest in any Non-Controlled Property desire to enter into a voluntary sale, conveyance, assignment, grant of any options with respect to, or any other transfer or disposition (directly or indirectly, and whether or not for consideration or of record) of any Non-Controlled Property or any legal or beneficial interest in any such Non-Controlled Property (but excluding any new mortgage financing or refinancing of a Non-Controlled Property) (any such transaction, a "Non-Controlled Property Transaction"), such Manager Party shall provide written notice thereof to the Operating Partnership, which notice shall specify the anticipated closing date (if known) of the applicable Non-Controlled Property Transaction. If, within thirty (30) days of receipt of such notice (but in any case, prior to the anticipated closing date set forth in the Manager Party's notice), the Operating Partnership provides written notice to each Manager Party of its desire to purchase the applicable Non-Controlled Property, the Manager Parties shall use commercially reasonable good faith efforts to facilitate an offer by the Operating Partnership to the holders of the Controlling interest in the applicable Non-Controlled Property to purchase such property or any interest therein, as the case may be.
8.6    Restrictions on Future Acquisitions by the Manager Parties. No Manager Party shall enter into any Purchase Contract pursuant to which such Manager Party shall agree to acquire an interest of any kind (whether directly or indirectly) in any self-storage and/or mini-warehouse facility or in any Person owning or holding an interest therein, without first offering such opportunity to the Operating Partnership on the same terms that such interest was offered to the applicable Manager Party. In the event that the Operating Partnership declines to purchase such interest or fails to respond to the applicable Manager Party within ten (10) Business Days following receipt of such offer, the Manager Party shall be free to enter into such Purchase Contract on the same terms offered to the Operating Partnership for the immediately succeeding ninety (90) day period.
ARTICLE 9

MISCELLANEOUS
9.1    Remedies. If any of the conditions set forth in this Agreement are not satisfied in accordance with the terms hereof, each Party shall have the right to pursue any remedy at law or in equity, including, without limitation, specific performance, injunction or otherwise.
9.2    Power of Attorney. Each Manager Party hereby irrevocably constitutes and appoints the Operating Partnership and its successors and assigns, with full power of substitution, the true and lawful attorney in fact for such Manager Party, and in the name, place and stead of such Manager Party, to make, execute, sign, acknowledge, swear to and/or deliver (i) an NSA Asset Management Agreement (x) for each Deferred Management Property upon the applicable Loan Satisfaction Date for such Deferred Management Property pursuant to Section 2.3 above, and (y) for each After-Acquired Property pursuant to Section 8.1(c) above, and (ii) any documents necessary to consummate such Manager Party's obligations pursuant to Section 4.7 and Section 6.1(a)(i) hereof. The power of attorney hereby granted shall be deemed to be coupled with an interest and shall be irrevocable and survive the Term of this Agreement and not be affected by the subsequent insolvency of any Manager Party.
9.3    Assignment. Except as otherwise provided herein, no Manager Party may assign its interest in this Agreement or delegate its duties hereunder without the prior written consent of the Operating Partnership, which consent may be withheld in the Operating Partnership's sole and absolute discretion.
9.4    Entire Agreement; Modification. This Agreement and any agreement, document or instrument referred to herein constitute the entire agreement between the Parties pertaining to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements, representations and understandings of the Parties with respect to such matters. Notwithstanding anything herein or in the

NSA Asset Management Agreements to the contrary, in the event of a conflict between any of the terms and provisions of this Agreement and any of the terms and provisions of the NSA Asset Management Agreements, the terms and provisions of this Agreement shall control. This Agreement may be amended (i) by a writing signed by the Parties, (ii) at any time prior to the Initial Public Offering, by a writing executed unilaterally by the Operating Partnership but with notice to Manager, provided (1) that such amendments are intended to conform this Agreement to the terms and conditions of the other Facilities Portfolio Management Agreements and that the Operating Partnership and/or its Affiliates are adopting new Facilities Portfolio Management Agreements or making substantially similar amendments or amendments with substantially similar effects to existing Facilities Portfolio Management Agreements and (2) the amendment has been approved by the board of trustees (or equivalent body) of National Storage Associates Holdings, LLC or the REIT, or (iii) by a writing executed unilaterally by the Operating Partnership to reflect modifications to Exhibits B-1 and/or B-2 as provided herein.
9.5    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of law provisions and principles thereof. Notwithstanding any provision of this Agreement to the contrary, the Parties hereby agree that in the event of any court proceeding or action to enforce the provisions of this Agreement, venue for such proceeding or action shall be proper, and the Parties consent to venue for all actions under this Agreement, in the United States District Court for the Southern District of New York, and each Party hereby irrevocably accepts and submits to the exclusive jurisdiction of such court with respect to any such action, suit or proceeding.
9.6    INDEMNIFICATION BY MANAGER PARTIES. THE MANAGER PARTIES SHALL JOINTLY AND SEVERALLY INDEMNIFY, DEFEND AND HOLD OWNER, THE OPERATING PARTNERSHIP AND THEIR RESPECTIVE DIRECT AND INDIRECT MEMBERS, PARTNERS, DIRECTORS, SHAREHOLDERS, OFFICERS, MANAGERS, AGENTS, EMPLOYEES AND AFFILIATES (COLLECTIVELY, THE "NSA INDEMNITEES") HARMLESS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, FINES, PENALTIES, LIABILITIES, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES AND COURT COSTS, SUSTAINED OR INCURRED BY OR ASSERTED AGAINST ANY OF THE NSA INDEMNITEES BY REASON OF THE ACTS OF ANY MANAGER PARTY OR ANY OF ITS DIRECT AND INDIRECT MEMBERS, PARTNERS, DIRECTORS, SHAREHOLDERS, OFFICERS, MANAGERS, AGENTS, EMPLOYEES AND AFFILIATES, WHICH ARISE OUT OF THEIR RESPECTIVE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BAD FAITH, FRAUD, INTENTIONAL VIOLATION OF LAW OR WILLFUL BREACH OF THIS AGREEMENT. IF ANY PERSON MAKES A CLAIM OR INSTITUTES A SUIT AGAINST ANY OF THE NSA INDEMNITEES ON A MATTER FOR WHICH SUCH NSA INDEMNITEE CLAIMS THE BENEFIT OF THE FOREGOING INDEMNIFICATION, THEN: (A) THE APPLICABLE NSA INDEMNITEE SHALL GIVE THE APPLICABLE MANAGER PARTY PROMPT NOTICE THEREOF IN WRITING; (B) THE APPLICABLE MANAGER PARTY MAY DEFEND SUCH CLAIM OR ACTION BY COUNSEL OF ITS OWN CHOOSING PROVIDED SUCH COUNSEL IS REASONABLY SATISFACTORY TO SUCH NSA INDEMNITEE; (C) NEITHER OWNER, THE OPERATING PARTNERSHIP OR THE APPLICABLE NSA INDEMNITEE ON THE ONE HAND, NOR THE APPLICABLE MANAGER PARTY (OR THEIR RESPECTIVE MEMBERS, PARTNERS, DIRECTORS, SHAREHOLDERS, OFFICERS, MANAGERS, AGENTS, EMPLOYEES OR AFFILIATES, AS THE CASE MAY BE) ON THE OTHER HAND, SHALL SETTLE ANY CLAIM WITHOUT THE OTHER'S WRITTEN CONSENT; AND (D) THIS SECTION 9.6 SHALL NOT BE SO CONSTRUED AS TO RELEASE OWNER, THE OPERATING PARTNERSHIP OR MANAGER FROM ANY LIABILITY TO THE OTHER FOR A WILLFUL BREACH OF ANY OF THE COVENANTS AGREED TO BE PERFORMED UNDER THE TERMS OF THIS AGREEMENT.

9.7    Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid, in whole or in part for any reason, such illegal, unenforceable or invalid provision or part thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section 9.7, then such stricken provision shall be replaced, to the extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.
9.8    No Waiver. The failure by any Party to insist upon the strict performance of, or to seek remedy of, any one of the terms or conditions of this Agreement or to exercise any right, remedy or election set forth herein or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but such item shall continue and remain in full force and effect. All rights or remedies of the Parties specified in this Agreement and all other rights or remedies that they may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy of the Parties.
9.9    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and assigns.
9.10    Enforcement of Manager's Rights. In the enforcement of its rights under this Agreement, Manager shall not seek or obtain a money judgment or any other right or remedy against any stockholders, partners, members or disclosed or undisclosed principals of Owner, the Operating Partnership and/or their respective Affiliates.
9.11    Attorneys' Fees. In any action or proceeding between the Parties arising from or relating to this Agreement or the enforcement or interpretation hereof, the non-prevailing Party shall pay to the prevailing Party a reasonable sum for attorneys' fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment.
9.12    Headings. All headings are only for convenience and ease of reference and are irrelevant to the construction or interpretation of any provision of this Agreement.
9.13    Further Assurances. Each Party hereto agrees to execute, with acknowledgment and affidavit if required, any and all documents and to take all actions that may be reasonably required in furtherance of the provisions of this Agreement.
9.14    Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original (including copies sent to a Party by facsimile transmission or e-mail) as against the Party signing such counterpart, but which together shall constitute one and the same instrument. Signatures transmitted via facsimile, or PDF format through electronic mail ("e-mail"), shall be considered authentic and binding.
[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

MANAGER:
Investment Real Estate Management, LLC,
a Pennsylvania limited liability company

By: /s/ John H. Gilliland
Name:    John H. Gilliland
Title:    Sole and Managing Member

Address for Manager:
10 Bentzel Mill Road
York, PA 17404
Fax: 717-779-0815

KEY PERSONS:

/s/ John H. Gilliland
John H. Gilliland, individually

Address for John H. Gilliland:
10 Bentzel Mill Road
York, PA 17404
Fax: 717-779-0815

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[Signature Page to Facilities Portfolio
Management Agreement]

OPERATING PARTNERSHIP:
NSA OP, LP,
a Delaware limited partnership
By: National Storage Affiliates Trust,
its general partner

By: /s/ Tamara D. Fischer
Tamara D. Fischer
Title:    President and Chief Financial Officer

Address for the Operating Partnership:
c/o National Storage Affiliates
8400 East Prentice Avenue, Suite 900
Greenwood Village, CO 80111
Fax: 720-630-2626

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[Signature Page to Facilities Portfolio
Management Agreement]

OWNERS:

Moovein, LLC,
Moovein Properties II, LLC,
Moove-In of New Jersey, LLC, and
each a Wyoming limited liability company

By:	NSA Property Holdings, LLC,
a Delaware limited liability company,
their sole member]

By:    NSA OP, LP,
a Delaware limited partnership,
its sole member

By:	National Storage Affiliates Trust,
its general partner

By: /s/ Tamara D. Fischer
Name:    Tamara D. Fischer
Title:    President and Chief Financial Officer

Buck Investors, LP,
a Pennsylvania limited partnership

By:	NSA Buck GP, LLC,
a Delaware limited liability company,
its general partner

By:    NSA OP, LP,
a Delaware limited partnership,
its sole member

By:	National Storage Affiliates Trust,
its general partner

By: /s/ Tamara D. Fischer
Name:    Tamara D. Fischer
Title:    President and Chief Financial Officer

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[Signature Page to Facilities Portfolio
Management Agreement]

Moove In Partners-Lancaster, L.P.,
a Pennsylvania limited partnership

By:    NSA Lancaster GP, LLC,
a Delaware limited liability company,
its general partner

By:    NSA OP, LP,
a Delaware limited partnership,
its sole member

By:	National Storage Affiliates Trust,
its general partner

By: /s/ Tamara D. Fischer
Name:    Tamara D. Fischer
Title:    President and Chief Financial Officer

Address for all Owners:
c/o National Storage Affiliates
8400 East Prentice Avenue, Suite 900
Greenwood Village, CO 80111
Fax: 720-630-2626

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[Signature Page to Facilities Portfolio
Management Agreement]

DEFERRED MANAGEMENT PROPERTY OWNERS:

None.

Address for all Deferred Management Property Owners:
c/o National Storage Affiliates
8400 East Prentice Avenue, Suite 900
Greenwood Village, CO 80111
Fax: 720-630-2626

[Signature Page to Facilities Portfolio
Management Agreement]

EXHIBIT A
"Actual FCCR" shall mean, for any calendar year, an amount equal to the aggregate Stable Cash Flow for such period, divided by the sum of (i) the Facilities Portfolio Capital Contribution Return; (ii) the aggregate amount of annual debt service payments allocated to the Properties and the Deferred Management Properties by the Operating Partnership during such period; and (iii) the aggregate amount of the general and administrative costs incurred by the Operating Partnership and allocated by the Operating Partnership to the Properties and Deferred Management Properties during such period.
"Affiliate" shall mean a Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.
"After-Acquired Property" shall mean any self-storage and/or mini-warehouse facility or interest therein acquired (whether directly or indirectly, in whole or in part) by the Operating Partnership (including, without limitation, (i) any self-storage and/or mini-warehouse facilities in which the Operating Partnership acquires (whether directly or indirectly, in whole or in part) a Long-term Leasehold Interest, and (ii) Controlled Properties and Non-Controlled Properties acquired pursuant to Sections 8.4 or 8.5 hereof, respectively) at any time after the Effective Date.
"After-Acquired Property Credit" shall have the meaning set forth in Section 3.2.
"Agreement" shall have the meaning set forth in the Preamble.
"Annual FCCR Assessment" shall have the meaning set forth in Section 5.1(a).
"Appraiser" shall have the meaning set forth in Section 8.4(b).
"Approved Accountant " shall have the meaning set forth in Section 6.1(b).
"Business Days" shall mean any day which is not a Saturday, Sunday or a day observed as a holiday by any of the State of New York, the State of Colorado and/or the federal government.
"Cap Rate Matrix" shall mean the Operating Partnership's formula for determining the capitalization rate and corresponding purchase price of a self-storage and/or mini-warehouse facility or interest therein, as applicable, as may be modified by the Operating Partnership from time to time.
"Capital Stock" shall mean, relative to any Person, any and all shares, interests (including membership or partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued after the Effective Date.
"Cash Available For Distribution" shall have the meaning set forth for such term in the applicable Partnership Unit Designation.
"Cause" shall mean any Key Persons':
(i) conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude or fraud (but excluding traffic violations) that is injurious to the business or reputation of the REIT;

(ii) willful failure to perform his or her material duties under this Agreement (other than any such failure resulting from such Key Person's incapacity due to injury or physical or mental illness) which failure continues for a period of ten (10) Business Days after written demand for corrective action is delivered by the Operating Partnership specifically identifying the manner in which the Operating Partnership believes the applicable Key Person has not performed his or her duties;
(iii) conduct constituting an act of willful misconduct or gross negligence in connection with the performance of his or her duties that are injurious to the business of the Operating Partnership and/or the REIT, including, without limitation, embezzlement or the misappropriation of funds or property of the Operating Partnership, Owner or NSA TRS;
(iv) failure to adhere to the lawful directions of the Operating Partnership, which failure continues for a period of ten (10) Business Days after written demand for corrective action is delivered by the Operating Partnership;
(v) intentional and material breach of any covenant to be performed by the Key Person pursuant to this Agreement and failure to cure such breach within ten (10) days following written notice from the Operating Partnership specifying such breach; or
(vi) engaging in any other conduct which the REIT's board of trustees deems injurious to the business or reputation of the Operating Partnership and/or the REIT.
"Class A OP Units" shall have the meaning set forth in Section 6.1(c).
"Class B OP Units" shall have the meaning set forth in Section 6.1(c).
"Compliance FCCR" shall mean (x) the sum of (i) MCFCCR and (ii) 1.0, divided by (y) two (2).
"Control" shall mean the power to directly or indirectly direct the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise (and "Controlled" and "Controlling" shall have meanings correlative to the foregoing).
"Controlled Property" shall mean any self-storage and or mini-warehouse facility, other than the Properties and the Deferred Management Properties, for which any Manager Party or any of their respective Affiliates Controls the fee owner thereof or holder of a Long-term Leasehold Interest therein, as the case may be.
"Controlled Property Notice" shall have the meaning set forth in Section 8.4(a).
"Controlled Property Purchase Price" shall have the meaning set forth in Section 8.4(b).
"Covered Territory" shall mean, collectively, the Exclusive Territory, the Shared Territory and the Non-Exclusive Territory.
"Cure Period" shall have the meaning set forth in Section 4.2.
"Debt Maturity Notice" shall have the meaning set forth in Section 8.4(a).
"Defaulting Party" shall have the meaning set forth in Section 4.2.

"Deferred Management Property" and "Deferred Management Properties" shall have the meaning set forth in the Recitals.
"Deferred Management Property Credit" shall have the meaning set forth in Section 3.1.
"Deferred Management Property Owners" shall have the meaning set forth in the Recitals.
"Early Contribution Properties" shall have the meaning set forth in the Recitals.
"Economic Occupancy" shall mean the percentage occupancy of a self-storage and/or mini-warehouse facility determined by dividing (i) the aggregate amount of rent and any rent-related charges paid by tenants occupying space at such facility during the relevant period by (ii) the product obtained by multiplying (x) the then prevailing market annual rental rate for such facility on a per square foot basis by (y) the aggregate number of rentable square feet at such facility.
"Exclusive Territory" shall mean the following metropolitan statistical area(s) (as designated by the Office of Management and Budget of the Executive Office of the President of the United States): Lancaster, PA; and York-Hanover, PA.
"Existing Deferred Management Property Loans" shall mean the mortgage loans described on Schedule 2 hereto.
"Effective Date" shall have the meaning set forth in the Preamble.
"Existing NSA Property Management Agreement" shall have the meaning set forth in the Recitals.
"Facilities Portfolio Capital Contribution Return" shall have the meaning ascribed to the term "Class A Preferred Return" in the Operating Partnership's LPA.
"Facilities Portfolio Management Agreement" shall have the meaning set forth in the Operating Partnership's LPA. For the avoidance of doubt, this Agreement shall be deemed to be a Facilities Portfolio Management Agreement.
"FCCR Matrix" shall mean the Operating Partnership's formula for determining the facilities portfolio capital contribution return for any portfolio of self-storage and/or mini-warehouse facilities, as may be modified by the Operating Partnership from time to time.
"FCCR Non-Compliance" shall have the meaning set forth in Section 5.1(c).
"GAAP" shall mean generally accepted accounting principles applied in the United States, consistently applied.
"Initial Contribution Date" shall have the meaning set forth in Section 6.1.
"Initial Public Offering" shall have the meaning set forth in Section 6.1(a).
"Initial Term" shall have the meaning set forth in Section 2.1.
"Key Person" and "Key Persons" shall have the meaning set forth in the Preamble, subject to the provisions of Section 2.4.

"Key Person Joinder" shall have the meanings set forth in Section 2.4.
"Loan Documents" shall mean any deed of trust, mortgage or other loan or security documents encumbering any Property.
"Loan Satisfaction Date" shall have the meaning set forth in Section 2.3.
"Long-term Lease" shall mean any lease granting a Long-term Leasehold Interest with respect to any Property.
"Long-term Leasehold Interest" shall mean any space or ground leasehold interest with a term in excess of ten (10) years.
"Management Opportunity Notice" shall have the meaning set forth in Section 8.1(a).
"Manager" shall have the meaning set forth in the Preamble.
"Manager Confirmation Notice" shall have the meaning set forth in Section 8.1(b).
"Manager Parties" shall have the meaning set forth in the Preamble.
"Manager Rejection Notice" shall have the meaning set forth in Section 8.1(b).
"MCFCCR" shall mean 1.26.
"Non-Controlled Property" shall mean (i) any self-storage and/or mini-warehouse facility in which any Manager Party or any of their respective Affiliates hold (whether directly or indirectly) an ownership interest or Long-term Leasehold Interest, but which is not Controlled by any Manager Party or any of their respective Affiliates, or (ii) any self-storage and/or mini-warehouse facility for which any Manager Party or any of their Affiliates is the managing agent, but in which no Manager Party nor any of their respective Affiliates holds (whether directly or indirectly) an ownership interest or Long-term Leasehold Interest, as the case may be.
"Non-Defaulting Party" shall have the meaning set forth in Section 4.2.
"Non-Exclusive Territory" shall mean shall mean (i) the following metropolitan statistical area(s) (as designated by the Office of Management and Budget of the Executive Office of the President of the United States): Harrisburg-Carlisle, PA; Baltimore-Columbia-Towson, MD; Philadelphia-Camden-Wilmington, PA-NJ-DE-MD; and Allentown-Bethlehem-Easton, PA-NJ; and (ii) the following metropolitan division(s) (as designated by the Office of Management and Budget of the Executive Office of the President of the United States): Newark, NJ-PA Metropolitan Division.
"Normalized EBITDA" shall mean, with respect to a particular Property or Deferred Management Property, as the case may be, a non-GAAP financial measure defined as the net income from continuing operations before interest, income taxes, depreciation and amortization, excluding any non-recurring items and/or non-cash equity compensation expense, as determined by the Operating Partnership.
"NSA Asset Management Agreements" shall have the meaning set forth in the Recitals.

"NSA Indemnitees" shall have the meaning set forth in Section 9.6.
"NSA TRS" shall have the meaning set forth in the Recitals.
"Occupancy Report" shall have the meaning set forth in Section 8.4(a).
"Operating Partnership" shall have the meaning set forth in the Preamble.
"Operating Partnership's LPA" shall mean that certain Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of December 31, 2013, as same may be further amended, amended and restated, modified or supplemented from time to time.
"Owner" and "Owners" shall have the meanings set forth in the Preamble.
"Partnership Unit Designation" shall have the meaning set forth in the Operating Partnership's LPA.
"Party" and "Parties" shall have the meaning set forth in the Preamble.
"Person" and "Persons" shall mean one or more individuals, partnerships, corporations, limited liability companies, trusts or other entities.
"Physical Occupancy" shall mean the percentage occupancy of a self-storage and/or mini-warehouse facility determined by dividing (x) the aggregate number of rentable square feet actually occupied by tenants at such facility by (y) the aggregate number of rentable square feet at such facility.
"Projected FCCR" shall mean Actual FCCR adjusted to reflect the contribution of the applicable After-Acquired Property (as determined by the Operating Partnership as of the most recent fiscal quarter).
"Properties" and "Property" shall have the meanings set forth in the Recitals.
"Purchase Closing Date" shall have the meaning set forth in Section 8.1(a).
"Purchase Contract" shall have the meaning set forth in Section 8.1(a).
"Purchase Price" shall have the meaning set forth in Section 8.1(a).
"REIT" shall have the meaning set forth in the Recitals.
"REIT Common Share" shall mean a common share of the REIT, or a common share or share of common stock issued by any successor to the REIT in any transaction or related series of transactions in which (i) the business or assets of the REIT are disposed of or combined, through merger, consolidation, share exchange, sale, disposition, distribution or contribution of all or substantially all of the REIT 's assets, or otherwise; and (ii) the REIT is liquidated or is not the continuing as a surviving company in such transaction or related series of transactions.
"Required Capital Contribution" shall mean, with respect to the Operating Partnership's acquisition of any After-Acquired Property, a Capital Contribution (as defined in the Operating Partnership's LPA) by the Manager and/or one or more of the Key Persons (or their respective designees) in an amount such that the Projected FCCR shall be equal to or greater than MCFCCR.

"Retirement Event" shall have the meaning set forth in Section 6.1(a).
"Retirement Fee" shall have the meaning set forth in Section 6.1(a)(ii).
"Retirement Trigger Date" shall have the meaning set forth in Section 6.1(a).
"Sales Commission" shall have the meaning given to such term in the Sales Commission Agreement.
"Sales Commission Agreement" shall have the meaning set forth in the Recitals.
"Shared Territory" shall mean the following portions of the following metropolitan statistical area(s) (as designated by the Office of Management and Budget of the Executive Office of the President of the United States): None.
"Sharing PRO" shall have the meaning set forth in Section 8.1(f).
"Supervisory and Administrative Fee" shall have the meaning set forth in the NSA Asset Management Agreements.
"Stable Cash Flow" shall mean, for any period, the aggregate operating income of the Properties and the Deferred Management Properties (and for any After-Acquired Property for purposes of the definition of "Required Capital Contribution"), as determined by the Operating Partnership, less (i) the aggregate property expenses for the Properties and the Deferred Management Properties (and for any After-Acquired Property for purposes of the definition of "Required Capital Contribution"), (ii) the aggregated Supervisory and Administrative Fee for the Properties and the Deferred Management Properties (and for any After-Acquired Property for purposes of the definition of "Required Capital Contribution") and (iii) the aggregate amount of required capital reserves for the Properties and the Deferred Management Properties (and for any After-Acquired Property for purposes the definition of "Required Capital Contribution"), as included in the annual budget or otherwise approved by the Operating Partnership in accordance with the terms hereof.
"Term" shall have the meaning set forth in Section 2.1.
"Value" shall mean, with respect to Section 6.1(c), on any date of determination, the average of the daily Market Prices (as defined below) for ten consecutive trading days immediately preceding the date of determination. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding REIT Common Shares, the Closing Price (as defined below) for such REIT Common Shares on such date. The "Closing Price" on any date shall mean the last sale price for such REIT Common Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such REIT Common Shares, in either case as reported on the principal national securities exchange on which such REIT Common Shares are listed or admitted to trading or, if such REIT Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal other automated quotation system that may then be in use or, if such REIT Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such REIT Common Shares selected by the board of trustees of the REIT or, in the event that no trading price is available for such REIT Common Shares, the fair market value of the REIT Common Shares, as determined in good faith by the board of trustees of the REIT.

EXHIBIT B-1
PROPERTIES

Owner	Property
Buck Investors, LP	950 Lancaster Pike, Quarryville, PA
Moove In Partners-Lancaster, L.P.	• 103 Stone Mill Road, Lancaster, PA • 1391 Vermont Avenue, Lancaster, PA
Moovein, LLC	1250 Shreiner Station Road, Lancaster PA
Moovein Properties II, LLC	140 Morgan Lane, York, PA
Moove-In of New Jersey, LLC	• 75 State Route 23, Hamburg, NJ • 106 Hampton House Road, Newton, NJ

B-1

EXHIBIT B-2
DEFERRED MANAGEMENT PROPERTIES

Deferred Management Property Owner	Deferred Management Property
NONE.	NONE.

B-2

EXHIBIT C
FORM OF JOINDER AGREEMENT TO FACILITIES PORTFOLIO MANAGEMENT AGREEMENT
This JOINDER AGREEMENT TO FACILITIES PORTFOLIO MANAGEMENT AGREEMENT, dated effective as of [●], 201[●] (this "Agreement"), is made by [●] (the "Joining Key Person"), and acknowledged and agreed to by NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Portfolio Agreement (as defined below).

WHEREAS, the Operating Partnership and certain other Persons are parties to that certain Facilities Portfolio Management Agreement dated effective as of [●], 201[●], as same may be amended from time to time in accordance with its terms (the "Portfolio Agreement");

WHEREAS, pursuant to Section 2.4 of the Portfolio Agreement, the Operating Partnership may appoint one or more additional Key Persons (as defined in the Portfolio Agreement);

WHEREAS, the Joining Key Person has agreed to enter into a joinder to, and agree be bound by, the terms and provisions of the Portfolio Agreement, as a Key Person thereunder; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Joining Key Person hereby agree as follows:

1.Joinder. The Joining Key Person hereby joins and becomes a party to the Portfolio Agreement, and acknowledges and agrees that the Joining Key Person is hereby bound by and subject to, and shall continue to be bound by and subject to, the terms and provisions of the Portfolio Agreement, as a Key Person thereunder.
2.Acknowledgment. The Joining Key Person acknowledges that it has received a copy of the Portfolio Agreement.
3.Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with laws of the State of New York (without giving effect to the choice of law principles therein).
4.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder Agreement to Facilities Portfolio Management Agreement as of the date first above written.

____________________________ [Joining Key Person]

[Signature Page to Facilities Portfolio
Management Agreement]

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into to be effective as of [●] (the "Effective Date"), by and between [●] ("Manager"), [●], an individual ("[●]"), [and [●], an individual] ("[●]", and together with Manager [and [●]], collectively, "Assignor"), and [●] ("Assignee"). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Facilities Portfolio Management Agreement (as defined below).
WHEREAS, Assignor and Assignee are parties to (i) that certain Facilities Portfolio Management Agreement dated as of [●] (the "Portfolio Agreement") by and among NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"), on its own behalf and on behalf of the property owners listed as "Owners" on the signature page thereto, the property owners listed as "Deferred Owners" on the signature page thereto, and Assignor, and (ii) those certain property management agreements listed on Schedule 1 attached hereto (the "NSA Asset Management Agreements") by and among NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"), on its own behalf and on behalf of the property owners listed on the signature page thereto, and Manager.
WHEREAS, pursuant to and in accordance with the terms of the Portfolio Agreement, upon the Retirement Trigger Date, Assignor shall assign to Assignee all of its right, title and interest in and to (a) the Portfolio Agreement, (b) each of the NSA Asset Management Agreements, and (c) all intellectual property used by Assignor in connection with the operation of the Properties, including, without limitation, all trade names and trademarks associated with Assignor, the Properties and/or the Deferred Management Properties (collectively, the "Assigned IP"), in each case, pursuant to the terms hereof.
1.Assignment and Assumption. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers, sets over and conveys to Assignee, as-is, where-is, and Assignee hereby accepts and assumes, in each case, all of Assignor's rights and obligations accruing from and after the Effective Date, in, to, and with respect to (a) the Portfolio Agreement, (b) each of the NSA Asset Management Agreements, and (c) the Assigned IP.
2.Successors. This Agreement shall be binding on and inure to the benefit of Assignor and Assignee and their respective successors and assigns.
3.Further Actions. Assignor hereby covenants and agrees, at no cost to Assignor, to execute and deliver such further documents as Assignee may reasonably request to evidence or confirm any of the terms of this Agreement.
4.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of law.
5.Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
6.Amendments. This Agreement may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by each of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

Assignor: [[●] By: Name: Title: ______________________ ]
Assignee: [●]

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT
NSA ASSET MANAGEMENT AGREEMENTS

Exhibit F
Form of Sales Commission Agreement
[To be attached]

E-5